UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

January 1, 2011

Date of Report (Date of earliest event reported)

Heritage Bankshares, Inc.

(Exact name of registrant as specified in its charter)

Virginia	0-11255	54-1234322
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Granby Street, Norfolk, Virginia 23510

(Address of principal executive offices, including zip code)

757-648-1700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers, Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Effective January 1, 2011, Heritage Bank (the “Bank”), the wholly-owned banking subsidiary of Heritage Bankshares, Inc. (the “Company”), entered into new Employment Agreements with Sharon Curling Lessard, Executive Vice President & Chief Banking Officer of the Company and the Bank, and Leigh C. Keogh, Executive Vice President & Chief Lending Officer of the Company and the Bank (such Employment Agreements are referred to herein collectively as the “New Employment Agreements”). The New Employment Agreements replaced in their entirety the respective pre-existing employment agreements among the Company, the Bank and Ms. Lessard, and the Company, the Bank and Mr. Keogh.

Each of the New Employment Agreements has a current term continuing through December 31, 2012 and each provides that after the initial term the agreement renews for successive renewal terms of two years each unless the applicable executive or the Bank otherwise notifies the other in accordance with the agreement. The terms of the New Employment Agreements are also extended upon a “change of control” of the Company (as defined in the agreements), as further described below.

Each of the New Employment Agreements provides for a base salary payable to the executive, which is subject to review, at least annually, and increase by the Bank in its sole discretion. Ms. Lessard’s base salary is currently $110,000; Mr. Keogh’s base salary is currently $150,000.

The respective New Employment Agreements for Ms. Lessard and Mr. Keogh also provide for certain payments to the applicable executive in the following events of termination of employment:

•

the executive will continue to receive his or her base salary for 12 months following termination by the Bank without “cause” (as defined in the agreements), except for termination without cause following a change of control, together with payment for all accrued and unused paid time off;

•

the executive will continue to receive his or her base salary for 12 months following executive’s resignation for “good reason” (as defined in the agreements), except for resignation for good reason following a change in control, together with payment for all accrued and unused paid time off;

•

following a “change of control” of the Company, the term of the executive’s agreement will automatically be extended for two additional years, and if during the term of the agreement (as extended) his or her employment is terminated without cause or if he or she resigns for good reason, the executive will receive a lump sum payment equal to 18 months’ base salary then in effect (or, if greater, in effect immediately prior to the change of control), together with payment for all accrued and unused paid time off; and

•	in the event of the executive’s death, his or her estate will receive one month’s base salary together with payment for all accrued and unused paid time off.

Ms. Lessard and Mr. Keogh are subject to customary noncompetition, nonsolicitation and nondisclosure covenants under their respective New Employment Agreements. In addition, any amounts payable to Ms. Lessard and Mr. Keogh under their respective New Employment Agreements are subject to, among other things, applicable limitations and conditions prescribed by Section 409A of the Internal Revenue Code, as well as, for so long as the Company remains a participant in the TARP Capital Purchase Program, the rules, regulations and procedures (including limits on certain compensation) of the Emergency Economic Stabilization Act of 2008, as amended.

Copies of the respective New Employment Agreements for Ms. Lessard and Mr. Keogh are attached as Exhibits 10.20 and 10.21, respectively, and incorporated by reference into this Item 5.02. The foregoing summary of certain provisions of these documents is qualified in its entirety by reference to the applicable documents.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.20	Employment Agreement with Sharon Curling Lessard

10.21	Employment Agreement with Leigh C. Keogh

SIGNATURES

Heritage Bankshares, Inc.
(Registrant)

Date: January 4, 2011	/s/ Michael S. Ives
Michael S. Ives
President & Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description

10.20	Employment Agreement with Sharon Curling Lessard

10.21	Employment Agreement with Leigh C. Keogh